Exhibit 99.1

                                     TRIBUNE

Press Release

                         TRIBUNE 3Q EPS UP 47% TO $1.00
               EXCLUDING 1995 ONE-TIME ITEM; NET INCOME RISES 36%

CHICAGO, Fri., October 18, 1996 -- Tribune Company (NYSE:TRB) reported today a 47 percent increase in third quarter earnings from continuing operations, excluding a one-time non-recurring charge in 1995. Primary net income per share rose to $1.00 from $.68 in 1995 and net income rose 36 percent to $66 million from $49 million on the same basis. The improvement was due to solid gains in all three business segments and fewer shares outstanding.

EBITDA (earnings before interest, taxes, depreciation and amortization) continued its growth trend with a 35 percent increase to $154 million in the third quarter and a 16 percent increase to $452 million for the year to date.

Operating profit in the third quarter grew 40 percent to $116 million. Broadcasting and entertainment operating profit was up 18 percent to $41 million from $35 million in 1995, due primarily to improvements at the Chicago Cubs and in the radio group. Publishing operating profit for the quarter was up 17 percent to $61 million from $52 million in 1995, due to gains from all newspapers. Tribune's education group reported a third quarter operating profit of $22 million compared with $3 million in 1995, due to contributions from recent acquisitions.

Third quarter revenues increased 12 percent to $618 million from $552 million in 1995, due to recent acquisitions and higher advertising revenues. Excluding acquisitions and divestitures since the third quarter of 1995, operating revenues were up 3 percent for the third quarter.

The third quarter of 1995 included a non-recurring $.07 per share loss on the sale of Times Advocate Company. Including this item, Tribune's primary net income per share from continuing operations increased 64 percent in the third quarter from $.61 in 1995. Net income increased 50 percent from $44 million on the same basis.

"These results reflect a different Tribune," John W. Madigan, Tribune chairman, president and chief executive officer, said. "We've changed dramatically in recent years. We're making a major move in broadcasting with the pending acquisition of Renaissance, and we're developing a very exciting education business that is not dependent on advertising. These actions give us balance and add to shareholder value."

Broadcasting and Entertainment

Third quarter operating profit from broadcasting and entertainment was up 18 percent to $41 million from $35 million in 1995. The increase was due primarily to improvements at the Chicago Cubs and in radio. These improvements were partially offset by a 9 percent decrease in television operating profit, due primarily to the adverse impact of the Olympics on ratings and station national revenues.

Third quarter operating revenues from broadcasting and entertainment increased 3 percent to $223 million from $217 million in 1995 primarily due to a 5 percent increase in television revenues and an 11 percent increase in radio revenues. The increase in television revenues was due to the recent acquisitions of KHTV in Houston and KSWB (formerly KTTY) in San Diego. Without these acquisitions, television revenues were flat.

"We've been aggressive in a consolidating marketplace," Madigan said. "We think we're well positioned and have a strong competitive advantage for further growth in broadcasting."

Publishing

Publishing operating profit for the quarter was up 17 percent to $61 million from $52 million in 1995. This was primarily due to a 30 percent increase from the four daily newspapers, which was partially offset by increased development of Internet and online related businesses.

Advertising revenues increased 6 percent -- retail was down 4 percent, general increased 21 percent and classified increased 12 percent. Newsprint and ink expense decreased 14 percent, as average newsprint prices fell 10 percent. Consumption declined 5 percent due to linage and copy decreases. Other expenses were up 9 percent, mainly due to the increased development of Internet and online related businesses.

"Newspapers are the front door to the Internet, and we lead the field with our ongoing development of exciting and compelling online content," Madigan said. "Our newspapers continue to generate enormous cash flows. We are clear market leaders with the lion's share of our business in three of the nation's most dynamic major markets."

Education

Education reported a third quarter operating profit of $22 million compared with $3 million in 1995. Excluding Compton's (sold in December 1995), education operating profit was up 165 percent from $8 million in 1995. The improvement was due to contributions from Educational Publishing and NTC Publishing, both acquired in March 1996, and Everyday Learning, acquired in August 1995. Due to the seasonality of the school year, sales typically peak during the third quarter for the education business.

Third quarter education revenues were up 138 percent to $73 million from $31 million in 1995 (up 186 percent excluding Compton's), primarily due to the acquisitions. Excluding the acquisitions and Compton's, revenues increased 3 percent.

"We will continue to target educational materials with both high growth and high profitability," Madigan said. "Our unique combination of innovative, market-driven products, strong brand recognition and efficient marketing channels provide us a tremendous opportunity to continue our growth."

Other

Interest expense for the 1996 third quarter increased 125 percent to $13 million from $6 million last year due to higher debt levels resulting from acquisitions and stock repurchases. The debt level at the end of the third quarter was $926 million. On October 1, the beginning of the fourth quarter, Tribune received approximately $85 million as final payment on a mortgage note it held on the New York Daily News Building and used the proceeds to pay down debt.

Interest income increased 88 percent in the 1996 third quarter to $8 million, due mainly to the SoftKey and Qwest Broadcasting convertible debentures held by Tribune. The effective tax rate was 40.5 percent in both the 1996 and 1995 third quarters.

Year to Date Results

For the first three quarters of 1996 and excluding two non-recurring items in 1995, Tribune's primary net income per share from continuing operations increased 23 percent to $3.04 from $2.48 in 1995; net income was up 14 percent to $201 million from $176 million in 1995 on the same basis. Non-recurring items in 1995 included the third quarter $.07 per share loss on the sale of Times Advocate Company and a first quarter $.14 per share gain on the sale of America Online (AOL) stock. Including these items, Tribune's primary net income per share from continuing operations increased 19 percent in the first three quarters from $2.55 in 1995. Net income increased 11 percent from $181 million on the same basis.

Operating profit grew 16 percent to $348 million from $300 million for the first three quarters. Revenues increased 9 percent to $1.8 billion from $1.7 billion in 1995. This was due to recent acquisitions and higher advertising revenues. Excluding acquisitions and two divestitures since the third quarter of 1995 (Times Advocate Company and Compton's), operating revenues were up 4 percent for the year to date.

Tribune sold its remaining interest in QUNO Corporation, a Canadian newsprint company, in March 1996. This sale resulted in an after-tax gain of $89 million or $1.46 per share on a primary basis and has been accounted for as a discontinued operation in Tribune's consolidated financial statements.

*            *            *            *            *            *            *


Tribune is a leading information and entertainment company. Tribune owns and operates 10 television and five radio stations, publishes four daily newspapers, produces and syndicates programming and information, and provides educational products and services for the school and consumer markets. In July, Tribune agreed to acquire Renaissance Communications Corp. (RRR), a publicly traded company owning six television stations.

Tribune's investments include equity interests in six publicly traded companies:
America Online (AOL), CheckFree Corporation (CKFR), Open Market Inc. (OMKT), Excite, Inc. (XCIT), SoftKey International (SKEY) and StarSight Telecast (SGHT) totaling approximately $330 million. In addition to these equity holdings, the company has other investments with an aggregate carrying value of approximately $260 million.

Financial data and general information may be found on Tribune's World Wide Web site: http://www.tribune.com. Earnings and other news releases also can be accessed by calling 1-800-757-1694.

MEDIA CONTACT:                                          INVESTOR CONTACT:
Robert D. Carr                                          Ruthellyn Musil
312/222-3763  (Office)                                  312/222-3787  (Office)
630/545-0746  (Home)                                    847/559-0852  (Home)
312/222-1573  (Fax)                                     312/222-1573  (Fax)
Bcarr@tribune.com                                       Rmusil@tribune.com

(End of text; unaudited tables follow: two pages Third Quarter Results of Operations, two pages Three Quarters Results of Operations, one page Business Segment Data and two pages Third Quarter Revenue and Statistical Summaries.)

                              TRIBUNE COMPANY
              THIRD QUARTER RESULTS OF OPERATIONS (Unaudited)
                  (In thousands, except per share data)

                                             THIRD QUARTER (A)
                                             -----------------
                                                              Percent
                                         1996           1995   Change
                                    ---------      --------- ---------
OPERATING REVENUES
  Publishing                      $   322,784    $   304,686        6
  Broadcasting and Entertainment      222,905        217,031        3
  Education                            72,638         30,527      138
                                    ---------      ---------
   Total Operating Revenues       $   618,327    $   552,244       12
                                    ---------      ---------
OPERATING PROFIT
  Publishing                      $    60,989    $    52,186       17
  Broadcasting and Entertainment       41,449         35,058       18
  Education                            21,839          3,215      579
  Corporate expenses                   (7,964)        (7,336)       9
                                    ---------      ---------
   Total Operating Profit             116,313         83,123       40

Loss on Sale of Times Advocate
  Company(B)                                -         (7,500)       -
Interest Income                         7,700          4,098       88
Interest Expense                      (12,692)        (5,651)     125
                                    ---------      ---------
Income from Continuing Operations
  Before Income Taxes                 111,321         74,070       50
Income Taxes                          (45,085)       (29,998)      50
                                    ---------      ---------
INCOME FROM CONTINUING OPERATIONS      66,236         44,072       50

DISCONTINUED OPERATIONS OF QUNO(C)          -         11,828        -
                                    ---------      ---------
NET INCOME                             66,236         55,900       18

Preferred Dividends, net of tax        (4,697)        (4,622)       2
                                    ---------      ---------
Net Income Attributable to
  Common Shares                   $    61,539    $    51,278       20
                                    =========      =========
NET INCOME PER SHARE
   Primary:
     Continuing Operations        $      1.00    $       .61       64
     Discontinued Operations                -            .18        -
                                    ---------      ---------
     Net Income                   $      1.00    $       .79       27
                                    =========      =========
   Fully Diluted(D):
     Continuing Operations        $       .92    $       .56       64
     Discontinued Operations                -            .17        -
                                    ---------      ---------
     Net Income                   $       .92    $       .73       26
                                    =========      =========

DIVIDENDS PER COMMON SHARE        $       .30    $       .28        7
                                    ---------      ---------
Weighted Average Common
  Shares Outstanding(E)                61,234         64,865       (6)
                                    ---------      ---------

(A) 1996 quarter:  July 1, 1996 to September 29, 1996.
    1995 quarter:  June 26, 1995 to September 24, 1995.

(B) The company's California newspaper subsidiary, Times Advocate Company, was sold in July 1995 which resulted in a third quarter 1995 after-tax loss of $4.5 million, or $.07 per share on a primary basis. Excluding this loss, 1995 third quarter primary net income per share from continuing operations was $.68 and fully diluted net income per share was $.62.

(C) In March 1996, the company sold its holdings in QUNO Corporation as part of QUNO's merger with Donohue Inc.

(D) Fully diluted net income per share is computed assuming that all of the convertible preferred shares are converted into common shares. Also, weighted average common shares outstanding is adjusted for the dilutive effect of stock options. Following is the calculation of fully diluted net income per share for the third quarter (in thousands):

                                          THIRD QUARTER
                                          -------------
                                         1996           1995
                                    ---------      ---------
    Income from continuing
      operations                  $    66,236    $    44,072
    Additional ESOP contribution
      required assuming all
      preferred shares were
      converted, net of tax            (3,374)        (3,600)
                                    ---------      ---------
    Adjusted income from
      continuing operations            62,862         40,472
    Discontinued operations of QUNO         -         11,828
                                    ---------      ---------
    Adjusted net income           $    62,862    $    52,300
                                    ---------      ---------

    Weighted average common
      shares outstanding               61,234         64,865
    Assumed conversion of preferred
      shares into common                5,703          5,887
    Assumed exercise of stock
      options, net of common shares
      assumed repurchased               1,144          1,030
                                    ---------      ---------
    Adjusted weighted average
      common shares outstanding        68,081         71,782
                                    ---------      ---------

    Fully diluted net income per share:
      Continuing operations       $       .92    $       .56
      Discontinued operations               -            .17
                                    ---------      ---------
      Net income                  $       .92    $       .73
                                    =========      =========

(E) The number of common shares outstanding, in thousands, at September 29, 1996 was 61,373.

                              TRIBUNE COMPANY
              THREE QUARTERS RESULTS OF OPERATIONS (Unaudited)
                  (In thousands, except per share data)

                                            THREE QUARTERS (A)
                                            ------------------
                                                              Percent
                                         1996           1995   Change
                                    ---------      --------- ---------
OPERATING REVENUES
  Publishing                      $   980,612    $   956,020        3
  Broadcasting and Entertainment      663,380        614,373        8
  Education                           153,384         80,475       91
                                    ---------      ---------
   Total Operating Revenues       $ 1,797,376    $ 1,650,868        9
                                    ---------      ---------
OPERATING PROFIT
  Publishing                      $   197,093    $   197,982        -
  Broadcasting and Entertainment      136,377        116,806       17
  Education                            37,810          6,721      463
  Corporate expenses                  (23,019)       (21,841)       5
                                    ---------      ---------
   Total Operating Profit             348,261        299,668       16

Dispositions of Subsidiary Stock
  and Investment(B)                         -          7,772        -
Interest Income                        24,075         10,620      127
Interest Expense                      (34,680)       (14,534)     139
                                    ---------      ---------
Income from Continuing Operations
  Before Income Taxes                 337,656        303,526       11
Income Taxes                         (136,751)      (122,928)      11
                                    ---------      ---------
INCOME FROM CONTINUING OPERATIONS     200,905        180,598       11

DISCONTINUED OPERATIONS OF QUNO(C)     89,317         25,392      252
                                    ---------      ---------
NET INCOME                            290,222        205,990       41

Preferred Dividends, net of tax       (14,090)       (13,865)       2
                                    ---------      ---------
Net Income Attributable to
  Common Shares                   $   276,132    $   192,125       44
                                    =========      =========
NET INCOME PER SHARE
   Primary:
     Continuing Operations        $      3.04    $      2.55       19
     Discontinued Operations             1.46            .39      274
                                    ---------      ---------
     Net Income                   $      4.50    $      2.94       53
                                    =========      =========

   Fully Diluted(D):
     Continuing Operations        $      2.79    $      2.36       18
     Discontinued Operations             1.31            .35      274
                                    ---------      ---------
     Net Income                   $      4.10    $      2.71       51
                                    =========      =========

DIVIDENDS PER COMMON SHARE        $       .90    $       .84        7
                                    ---------      ---------
Weighted Average Common
  Shares Outstanding(E)                61,360         65,285       (6)
                                    ---------      ---------

(A) 1996 three quarters: January 1, 1996 to September 29, 1996.
    1995 three quarters: December 26, 1994 to September 24, 1995.

(B) In March 1995, the company sold shares of America Online (AOL) stock, which resulted in a first quarter 1995 after-tax gain of $9.1 million, or $.14 per share on a primary basis. In July 1995, the company sold its Times Advocate Company newspaper subsidiary, which resulted in a third quarter 1995 after-tax loss of $4.5 million, or $.07 per share on a primary basis. Excluding these items, primary net income per share from continuing operations for the first three quarters of 1995 was $2.48 and fully diluted net income per share was $2.29.

(C) In March 1996, the company sold its holdings in QUNO Corporation as part of QUNO's merger with Donohue Inc. The sale resulted in a 1996 after-tax gain of $89.3 million, or $1.46 per share on a primary basis.

(D) Fully diluted net income per share is computed assuming that all of the convertible preferred shares are converted into common shares. Also, weighted average common shares outstanding is adjusted for the dilutive effect of stock options. Following is the calculation of fully diluted net income per share for the three quarters (in thousands):

                                          THREE QUARTERS
                                          --------------
                                         1996           1995
                                    ---------      ---------
    Income from continuing
      operations                  $   200,905    $   180,598
    Additional ESOP contribution
      required assuming all
      preferred shares were
      converted, net of tax           (10,123)       (10,814)
                                    ---------      ---------
    Adjusted income from
      continuing operations           190,782        169,784
    Discontinued operations of QUNO    89,317         25,392
                                    ---------      ---------
    Adjusted net income           $   280,099    $   195,176
                                    ---------      ---------

    Weighted average common
      shares outstanding               61,360         65,285
    Assumed conversion of preferred
      shares into common                5,703          5,887
    Assumed exercise of stock
      options, net of common shares
      assumed repurchased               1,192            835
                                    ---------      ---------
    Adjusted weighted average
      common shares outstanding        68,255         72,007
                                    ---------      ---------

    Fully diluted net income per share:
      Continuing operations       $      2.79    $      2.36
      Discontinued operations            1.31            .35
                                    ---------      ---------
      Net income                  $      4.10    $      2.71
                                    =========      =========

(E) The number of common shares outstanding, in thousands, at September 29, 1996 was 61,373.

                                 TRIBUNE COMPANY
                        BUSINESS SEGMENT DATA (Unaudited)
                                 (In thousands)

                                                              THIRD QUARTER                            THREE QUARTERS
                                                              -------------                            --------------
                                                                              Percent                                    Percent
                                                        1996         1995     Change               1996         1995     Change
                                                   ----------   ----------  ---------         ----------   ----------  ---------
PUBLISHING
  Revenues
    Daily Newspapers                              $  305,077   $  288,405          6         $  928,455   $  908,666          2
    Other Publications/Services/Development           17,707       16,281          9             52,157       47,354         10
                                                   ----------   ----------                    ----------   ----------
      Total                                          322,784      304,686          6            980,612      956,020          3

  EBITDA (A)
    Daily Newspapers                                  89,963       70,856         27            271,790      254,667          7
    Other Publications/Services/Development           (7,561)         264         NM            (16,700)      (1,514)        NM
                                                   ----------   ----------                   ----------   ----------
      Total                                           82,402       71,120         16            255,090      253,153          1

  Operating Profit
    Daily Newspapers                                  69,729       53,437         30            217,002      202,420          7
    Other Publications/Services/Development           (8,740)      (1,251)      (599)           (19,909)      (4,438)      (349)
                                                  ----------   ----------                    ----------   ----------
      Total                                       $   60,989   $   52,186         17         $  197,093   $  197,982          -

BROADCASTING AND ENTERTAINMENT
  Revenues
    Television                                    $  158,272   $  150,108          5         $  502,628   $  455,328         10
    Radio                                             22,278       20,147         11             67,339       65,516          3
    Entertainment/Chicago Cubs                        40,167       44,885        (11)            87,229       88,207         (1)
    Cable Programming/Development (B)                  2,188        1,891         16              6,184        5,322         16
                                                   ----------   ----------                   ----------   ----------
      Total                                          222,905      217,031          3            663,380      614,373          8

  EBITDA
    Television                                        44,581       46,212         (4)           161,458      155,138          4
    Radio                                              3,458        2,148         61             12,141       10,706         13
    Entertainment/Chicago Cubs                         9,840        1,168        742              7,970      (11,842)        NM
    Cable Programming/Development                     (4,704)      (5,120)         8            (11,048)      (9,672)       (14)
                                                   ----------   ----------                   ----------   ----------
      Total                                           53,175       44,408         20            170,521      144,330         18

  Operating Profit
    Television                                        34,951       38,418         (9)           133,875      133,721          -
    Radio                                              2,722        1,243        119              9,660        8,803         10
    Entertainment/Chicago Cubs                         8,762          834        951              4,736      (15,090)        NM
    Cable Programming/Development                     (4,986)      (5,437)         8            (11,894)     (10,628)       (12)
                                                   ----------    ---------                   ----------   ----------
      Total                                       $   41,449   $   35,058         18         $  136,377   $  116,806         17

EDUCATION
  Revenues                                        $   72,638   $   30,527        138         $  153,384   $   80,475         91

  EBITDA                                              25,731        5,456        372             47,352       13,379        254

  Operating Profit                                $   21,839   $    3,215        579         $   37,810   $    6,721        463

CORPORATE EXPENSES
  EBITDA                                          $   (7,215)  $   (7,181)         -         $  (21,187)  $  (21,146)         -

  Operating Profit                                $   (7,964)  $   (7,336)        (9)        $  (23,019)  $  (21,841)        (5)

CONSOLIDATED
  Revenues                                        $  618,327   $  552,244         12         $1,797,376   $1,650,868          9

  EBITDA                                             154,093      113,803         35            451,776      389,716         16

  Operating Profit                                $  116,313   $   83,123         40         $  348,261   $  299,668         16


(A) EBITDA is earnings before gain/loss on stock sales, interest, taxes, depreciation and amortization of intangible assets.

(B) Cable Programming/Development includes CLTV News and, for EBITDA and operating profit, the company's equity income or loss from The WB Network, Qwest Broadcasting and TV Food Network.

                         REVENUE AND STATISTICAL SUMMARY
                               SEPTEMBER 29, 1996

                                   Third Quarter (13 weeks)           Year-to-date (39 weeks)
                                ------------------------------    -------------------------------
                                                          %                                    %
                                     1996         1995  Change          1996           1995  Change
Revenue (In thousands)          ---------    ---------  ------    ----------     ----------  ------
Publishing
 Advertising
   Retail                         $97,553     $101,161    (4)       $302,183       $315,761    (4)
   General                         31,790       26,189    21         100,252         93,871     7
   Classified                     118,268      105,427    12         349,615        326,619     7
                                 --------    ---------            ----------     ----------
   Sub-total(A)                   247,611      232,777     6         752,050        736,251     2

 Circulation                       61,801       59,610     4         189,554        182,597     4
 Other                             13,372       12,299     9          39,008         37,172     5
                                ---------    ---------            ----------     ----------
 Segment Total(A)                 322,784      304,686     6         980,612        956,020     3
                                ---------    ---------            ----------     ----------
Broadcasting &
 Entertainment
--------------
 Television(B)                    158,272      150,108     5         502,628        455,328    10
 Radio                             22,278       20,147    11          67,339         65,516     3
 Entertainment/Chicago Cubs/
   Cable Programming/Develpment    42,355       46,776    (9)         93,413         93,529     -
                                ---------    ---------            ----------     ----------
 Segment Total(C)                 222,905      217,031     3         663,380        614,373     8
                                ---------    ---------            ----------     ----------
Education(D)                       72,638       30,527   138         153,384         80,475    91
                                ---------    ---------            ----------     ----------
Consolidated Revenue(E)          $618,327     $552,244    12      $1,797,376     $1,650,868     9
                                =========    =========            ==========     ==========

(A) Excluding Times Advocate Company, which was sold in July 1995, publishing advertising revenues increased 3% for the year to date, and total publishing revenues increased 3% for the year to date.
(B) Includes KHTV-Houston since its acquisition in January 1996 and KSWB-San Diego (formerly KTTY) since its acquisition in April 1996. Excluding KHTV and KSWB, television revenues were flat for the quarter and increased 5% for the year to date.
(C) Excluding KHTV and KSWB, broadcasting and entertainment revenues decreased 1% for the quarter and increased 4% for the year to date.
(D) Includes Everyday Learning since its acquisition in August 1995, Educational Publishing and NTC Publishing since their acquisition in March 1996, and Compton's, sold in December 1995. Excluding these businesses, education revenues increased 3% for the quarter and 8% for the year to date. Excluding Compton's only, education revenues increased 186% for the quarter and 164% for the year to date.
(E) Excluding from the appropriate periods the acquisitions and dispositions referred to above, consolidated revenues increased 3% for the quarter and 4% for the year to date.

                      REVENUE AND STATISTICAL SUMMARY
                             SEPTEMBER 29, 1996




Advertising Inches           Third Quarter (13 weeks)      Year-to-date (39 weeks)
  (In thousands)(A)(B)      --------------------------   --------------------------
                                                  %                            %
                               1996       1995  Change      1996       1995  Change
                            -------    -------  ------   -------    -------  ------
Full Run(C)
--------
Chicago Tribune                 649        655    (1)      1,929      2,053    (6)
Fort Lauderdale Sun-Sentinel    895        918    (3)      2,853      2,837     1
Orlando Sentinel                642        713   (10)      2,076      2,160    (4)
Newport News Daily Press        401        386     4       1,099      1,188    (7)
                            -------    -------           -------    -------
 Sub-total                    2,587      2,672    (3)      7,957      8,238    (3)
Escondido                         -          -     -           -        467  (100)
                            -------    -------           -------    -------
Total                         2,587      2,672    (3)      7,957      8,705    (9)
                            =======    =======           =======    =======
Part Run(C)
--------
Chicago Tribune               1,254      1,255     -       3,684      3,819    (4)
Fort Lauderdale Sun-Sentinel    664        665     -       2,219      2,179     2
Orlando Sentinel                344        340     1       1,012      1,144   (12)
Newport News Daily Press         32         25    28          87         77    13
                            -------    -------           -------    -------
 Sub-total                    2,294      2,285     -       7,002      7,219    (3)
Escondido                         -          -     -           -        349  (100)
                            -------    -------           -------    -------
Total                         2,294      2,285     -       7,002      7,568    (7)
                            =======    =======           =======    =======
Preprint
--------
Chicago Tribune                 696        735    (5)      2,045      2,075    (1)
Fort Lauderdale Sun-Sentinel    335        372   (10)      1,013      1,122   (10)
Orlando Sentinel                618        611     1       1,829      1,933    (5)
Newport News Daily Press        282        260     8         811        786     3
                            -------    -------           -------    -------
 Sub-total                    1,931      1,978    (2)      5,698      5,916    (4)
Escondido                         -          -     -           -      1,091  (100)
                            -------    -------           -------    -------
Total                         1,931      1,978    (2)      5,698      7,007   (19)
                            =======    =======           =======    =======

Total Advertising Inches
------------------------
  Full Run
    Retail                      831        885    (6)      2,572      3,029   (15)
    General                     179        150    19         541        518     4
    Classified                1,577      1,637    (4)      4,844      5,158    (6)
                            -------    -------           -------    -------
    Sub-total                 2,587      2,672    (3)      7,957      8,705    (9)
  Part Run                    2,294      2,285     -       7,002      7,568    (7)
  Preprint                    1,931      1,978    (2)      5,698      7,007   (19)
                            -------    -------           -------    -------
  Total                       6,812      6,935    (2)     20,657     23,280   (11)
                            =======    =======           =======    =======
  Total excluding Escondido   6,812      6,935    (2)     20,657     21,373    (3)
                            =======    =======           =======    =======

(A) Excludes shopper publications.
(B) Times Advocate Company (Escondido) was sold in July 1995.
(C) Excludes preprints.


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